As filed with the Securities and Exchange Commission on August 27, 2008

Registration No. 333-151577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4459170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan

(Full title of the plan)

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodd M. Schreiber, Esq.

Susan S. Hassan, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share (1)	523,865 (2)	(3)	(3)	(3)

(1)	Each share of Class A common stock, par value $0.01 per share (the “CME Group Class A Common Stock”), of CME Group Inc. (“CME Group”) being registered hereunder, if issued prior to the termination of the Rights Agreement, dated as of November 30, 2001, as amended from time to time (the “Rights Agreement”), between CME Group (as successor to Chicago Mercantile Exchange Holdings Inc.) and Computershare Investor Services, LLC (as successor to Mellon Investor Services, LLC), will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights under the Rights Agreement will not be exercisable or evidenced separately from the CME Group Class A Common Stock. Accordingly, no additional registration fee is required.
(2)	This Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” or this “Registration Statement”) to CME Group’s Registration Statement on Form S-4 (No. 333-151577), filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 11, 2008, and amended by Amendment No. 1 thereto, filed with the SEC on July 21, 2008 (the “Form S-4”), covers 523,865 shares of CME Group Class A Common Stock originally registered on the Form S-4 on June 11, 2008.
(3)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the registration of 13,064,599 shares of CME Group Class A Common Stock pursuant to the Form S-4.

INTRODUCTORY STATEMENT

CME Group Inc., a Delaware corporation (“CME Group” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (No. 333-151577), which was declared effective on July 21, 2008 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” or this “Registration Statement”) relating to the sale of up to 523,865 shares of Class A common stock, par value $0.01 per share, of CME Group (the “CME Group Class A Common Stock”) issuable upon the exercise of stock options granted under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”). All such shares of CME Group Class A Common Stock were originally registered on the Form S-4.

On August 22, 2008, NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), was merged (the “Merger”) with and into CMEG NY Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CME Group (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008, and amended as of June 30, 2008, July 18, 2008 and August 7, 2008 (the “Merger Agreement”), by and among CME Group, Merger Sub, NYMEX Holdings and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly-owned subsidiary of NYMEX Holdings. As a result of the Merger, Merger Sub continued as the surviving corporation and as a direct, wholly-owned subsidiary of CME Group, and the separate existence of NYMEX Holdings ceased. Pursuant to the Merger Agreement, as of the effective time of the Merger, each share of common stock, par value $0.01 per share, of NYMEX Holdings (the “NYMEX Holdings Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than shares of NYMEX Holdings Common Stock owned by CME Group or NYMEX Holdings or any of their respective wholly-owned subsidiaries and other than shares of NYMEX Holdings Common Stock for which appraisal rights were sought under applicable law) was converted into the right to receive, at the election of each NYMEX Holdings stockholder, consideration in the form of cash or CME Group Class A Common Stock plus cash in lieu of fractional shares. The cash consideration per share of NYMEX Holdings Common Stock for which a valid cash election was made is equal to $81.16, the sum of (i) $36.00 plus (ii) the product of (a) 0.1323 and (b) $341.3720, the average closing sale price, rounded to four decimal places, of CME Group Class A Common Stock on the Nasdaq Global Select Market (as reported in the Wall Street Journal, New York City edition) for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the Merger (the “Average CME Group Share Price”). The stock consideration per share of NYMEX Holdings Common Stock for which a valid stock election was made is 0.2378 shares of CME Group Class A Common Stock, which is equal to the cash consideration per share divided by the Average CME Group Share Price. The cash and stock consideration payable in the Merger was subject to proration based on an approximately $3.4 billion mandatory cash component. Because the mandatory cash component was undersubscribed, NYMEX Holdings stockholders who elected to receive stock consideration in the Merger will receive a portion of their consideration in cash.

At the effective time of the Merger, all outstanding NYMEX Holdings stock options granted under or pursuant to the Plan, whether or not exercisable, were assumed by CME Group and automatically became options to purchase shares of CME Group Class A Common Stock on the same terms and conditions applicable to such NYMEX Holdings stock options. The number of shares of CME Group Class A Common Stock issuable upon exercise of each such option is equal to the number of shares of NYMEX

Holdings Common Stock subject to the assumed option immediately prior to the effective time of the Merger multiplied by 0.2378, the number of shares of CME Group Class A Common Stock to be received per share of NYMEX Holdings Common Stock for which a valid stock election is made, without proration, rounded down to the nearest whole number. The exercise price of each such option is equal to the exercise price of the assumed NYMEX Holdings option immediately prior to the effective time of the Merger divided by 0.2378, rounded up to the nearest whole cent.

Except with respect to the accelerated vesting of certain stock options held by NYMEX Holdings employees under certain circumstances, each adjusted option is subject to the same terms and conditions, including expiration date, vesting and exercise provisions, as were applicable to the corresponding option immediately prior to the effective time of the Merger.

This Registration Statement is intended to register an aggregate of 523,865 shares of CME Group Class A Common Stock, and the rights associated therewith, that may be issued under the Plan.

The designation of this Post-Effective Amendment as Registration No. 333-151577 denotes that this Post-Effective Amendment relates only to the shares of CME Group Class A Common Stock issuable upon the exercise of stock options under the Plan and that this is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of this Registration Statement is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by CME Group with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a) CME Group’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed with the SEC on February 28, 2008;

(b) CME Group’s Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 2008 and June 30, 2008, filed with the SEC on May 9, 2008 and August 7, 2008, respectively;

(c) CME Group’s Current Reports on Form 8-K filed with the SEC on January 28, 2008, March 4, 2008, March 13, 2008, March 17, 2008, March 21, 2008, June 3, 2008, June 5, 2008, June 9, 2008, June 18, 2008, June 23, 2008, June 30, 2008, July 23, 2008, July 24, 2008, August 1, 2008, August 8, 2008, August 13, 2008, August 15, 2008, August 20, 2008 and August 26, 2008 (other than the portions of those documents furnished or otherwise not deemed to be filed);

(d) The description of CME Group Class A Common Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on November 29, 2002 (No. 1-31553) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed with the SEC for the purpose of updating that description; and

(e) The description of CME Group’s Rights Agreement and Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed with the SEC on December 4, 2001 (File No. 000-33379) under the Exchange Act, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by CME Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

As permitted by Delaware law, Article ELEVEN of the certificate of incorporation and Article VIII of the bylaws of CME Group provide that (i) CME Group is permitted to indemnify its directors, officers and other employees and agents to the fullest extent permitted by Delaware law; (ii) CME Group is permitted to advance expenses, as incurred, to its directors, officers and other employees and agents in connection with defending a legal proceeding if it has received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified; and (iii) the rights conferred in the bylaws are not exclusive. As permitted by the Delaware General Corporation Law, the current certificate of incorporation of CME Group includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to it or its stockholders; (b) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (regarding payments of dividends; stock purchases or redemptions which are unlawful); or (d) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to CME Group for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and the full text of the certificate of incorporation and bylaws of CME Group.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation of CME Group Inc.

4.2	Fifth Amended and Restated Bylaws of CME Group Inc.

4.3	Rights Agreement, dated as of November 30, 2001, between CME Group Inc. (as successor to Chicago Mercantile Exchange Holdings Inc.) and Computershare Investor Services, LLC (as successor to Mellon Investor Services, LLC) (incorporated by reference to Exhibit 4.1 to Chicago Mercantile Exchange Holdings Inc.’s Form 8-A, filed with the SEC on December 4, 2001, File No. 000-33379), including First Amendment thereto, dated as of November 13, 2002, between Chicago Mercantile Exchange Holdings Inc., Mellon Investor Services, LLC and Computershare Investor Services, LLC (incorporated by reference to Exhibit 5 to Chicago Mercantile Exchange Holdings Inc.’s Form 8-A, filed with the SEC on November 29, 2002, File No. 001-31553) and Second Amendment thereto, dated October 26, 2005, by and between Chicago Mercantile Exchange Holdings Inc. and Computershare Investor Services, LLC (incorporated by reference to Exhibit 4.1 to Chicago Mercantile Exchange Holdings Inc.’s Form 8-K filed with the SEC on October 27, 2005, File No. 001-31553).

4.4	Indenture, dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

4.5	First Supplemental Indenture (including the form of floating rate note due 2009), dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

4.6	Second Supplemental Indenture (including the form of floating rate note due 2010), dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.3 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

4.7	Third Supplemental Indenture (including the form of fixed rate note), dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

5.1	Opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary, regarding the legality of the securities being issued.

23.1	Consent of Ernst & Young LLP relating to CME Group Inc.’s consolidated financial statements.

23.2	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages).

*	Previously filed.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 25th day of August, 2008.

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
Name:	Kathleen M. Cronin
Title:	Managing Director,
General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on August 25, 2008 in the capacities indicated.

Signature	Title

*	Executive Chairman of the Board and Director
Terrence A. Duffy

*	Vice Chairman of the Board and Director
Charles P. Carey

*	Chief Executive Officer and Director
Craig S. Donohue

*	Managing Director and Chief Financial Officer
James E. Parisi

*	Managing Director and Chief Accounting Officer
Jill Harley

*
Mark E. Cermak	Director

*
Dennis H. Chookaszian	Director

*
Jackie M. Clegg	Director

*
James A. Donaldson	Director

*
Larry G. Gerdes	Director

*
Daniel R. Glickman	Director

*
Bruce F. Johnson	Director

*
Gary M. Katler	Director

*
Patrick B. Lynch	Director

*
Leo Melamed	Director

*
William P. Miller II	Director

*
James E. Oliff	Director

*
John L. Pietrzak	Director

*
Alex J. Pollock	Director

*
William G. Salatich, Jr.	Director

*
John F. Sandner	Director

*
William R. Shepard	Director

*
Christopher Stewart	Director

*
David J. Wescott	Director

*By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation of CME Group Inc.

4.2	Fifth Amended and Restated Bylaws of CME Group Inc.

4.3	Rights Agreement, dated as of November 30, 2001, between CME Group Inc. (as successor to Chicago Mercantile Exchange Holdings Inc.) and Computershare Investor Services, LLC (as successor to Mellon Investor Services, LLC) (incorporated by reference to Exhibit 4.1 to Chicago Mercantile Exchange Holdings Inc.’s Form 8-A, filed with the SEC on December 4, 2001, File No. 000-33379), including First Amendment thereto, dated as of November 13, 2002, between Chicago Mercantile Exchange Holdings Inc., Mellon Investor Services, LLC and Computershare Investor Services, LLC (incorporated by reference to Exhibit 5 to Chicago Mercantile Exchange Holdings Inc.’s Form 8-A, filed with the SEC on November 29, 2002, File No. 001-31553) and Second Amendment thereto, dated October 26, 2005, by and between Chicago Mercantile Exchange Holdings Inc. and Computershare Investor Services, LLC (incorporated by reference to Exhibit 4.1 to Chicago Mercantile Exchange Holdings Inc.’s Form 8-K filed with the SEC on October 27, 2005, File No. 001-31553).

4.4	Indenture, dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

4.5	First Supplemental Indenture (including the form of floating rate note due 2009), dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

4.6	Second Supplemental Indenture (including the form of floating rate note due 2010), dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.3 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

4.7	Third Supplemental Indenture (including the form of fixed rate note), dated as of August 12, 2008, between CME Group Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on August 13, 2008, File No. 001-31553).

5.1	Opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary, regarding the legality of the securities being issued.

23.1	Consent of Ernst & Young LLP relating to CME Group Inc.’s consolidated financial statements.

23.2	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages).

*	Previously filed.